Exhibit 99.2

RICHARD E. MIDDLEKAUFF

May 27, 2009

Roger R. Adams

Jerry R. Edwards

Patrick F. Hamner

Samuel B. Ligon

Gary L. Martin

Ralph T. Parks

Jeffrey G. Peterson

Michael W. Hessong

Re:                               Resignation from the Board of Directors of Heelys, Inc.

Dear Fellow Directors and Interim Chief Executive Officer:

This shall constitute my formal resignation from the Board of Directors of Heelys, Inc. (the “Company”), effective immediately, as well as my notice to the Company that I will not stand for re-election to its Board of Directors (the “Board”).  I am forced to make this difficult decision as a result of what I believe is the Board’s apparent failure to fulfill its fiduciary obligations to the Company and its stockholders, as expressed previously to my fellow Board member, Gary Martin.  For the benefit of Michael Hessong and the other members of the Board who might not be aware, I will reiterate some of the concerns that caused me to reach this conclusion.

The Board, in my opinion, should seriously engage potential buyers of the Company, unlike it did with Skechers USA, Inc. last year, in order to maximize the Company’s value for its stockholders.  I do not see the Company achieving this as a stand alone company.  Unfortunately, it appears that the majority of the Board charted a different course, giving scant attention to the offers from Skechers and other third party prospective buyers, and instead pursued an untimely and expensive restructuring of the Company by installing management having no actual experience in the shoe industry.

I believe that many, if not most, stockholders would sell at a significant premium share price if given a chance.  However, the Board majority, inclusive of the members aligned with Capital Southwest Venture Corporation and Capital Southwest Corporation (collectively, “CSW”), actually rejected such potential gain in favor of a third CEO, a costly realignment of management, and an expensive new marketing plan, which I expect will negatively affect the share price for several quarters in this floundering retail economy.

Last November, we did decide to entertain acquisition offers for the Company and in December we paid a handsome dividend.  However, in May we turned away multiple offers representing substantial premiums over the share price, sending a confusing message to both our stockholders and the market, all while the Company lost money consistently for several consecutive quarters.  I fear that the expectations are going to be lowered even more, and Skechers and others will take note of the Company’s lower price, now that we have dismissed all the potential buyers, as well as Houlihan Lokey, which had worked to identify most of those potential buyers.  That really does not make sense to me for our stockholders; however, I was not on the Strategic Alternatives Committee and did not vote for the new direction taken by the majority of the Board.

As a Board member, I have often not been consulted in advance of significant management decisions.  I often did not receive sufficient information to properly prepare for meaningful participation in Board meetings to properly evaluate the information in connection with addressing critical matters affecting the Company.  The April 30th Board meeting exemplified this process when we had little information with which to evaluate potential offers for the Company.  Similarly, the recent Board meeting held on May 12th upset me greatly, but provides a good example of the short shrift treatment of the Board members when each director was given only two (2) minutes to speak on the significant issue of the strategic direction of the Company.  This was most unfair to me personally, as well as any other director who shared a very different point of view from the majority of the Board.

My feeling is that CSW is not considering offers for the acquisition of the Company in a manner consistent with Delaware law.  I understand that CSW has its own internal issues with its stockholders; however, that should not cloud its fiduciary duties to the Company.  Any intentions regarding the Company in connection with any stock buy-back or plans to take the Company private should be disclosed to the Company’s stockholders as required by federal securities laws.

In any event, for the foregoing reasons and others, I am compelled to remove myself from a Board that does not appear to be intent on exercising due care and undivided loyalty to the best interest of all of its stockholders.

Sincerely yours,

/s/ Richard E. Middlekauff
Richard E. Middlekauff

REM/sm

cc:	Robert Sarfatis, Esq., Gardere & Wynne
Robert E. Feiger, Esq., Friedman & Feiger, L.L.P.